October 28, 2002

Client                                  Design Firm
Voyager Entertainment International, Inc.         A.C.E. Architect Inc.
4483 West Reno Ave.                     2975 Vista Blvd.
Las Vegas, NV  89109                    Sparks, NV  89434


                 Architectural Consulting Services Agreement

Project: Voyager, 2600 Las Vegas Blvd., Las Vegas, NV, APN: 162-09602-001 &
005

Scope/Intent and extent of Services: Provide Professional Architectural Consulting Services for the preparation and preliminary design of drawings and calculations for a Mixed Use Project consisting of approximately (1) 50 Story Hotel Tower, (1) 27 Story Hotel Tower, (1) 10 Story Hotel Tower, (1) 11 Story Hotel, 6 level Parking Garage, Convention Center, Casino & Basement. These Design Drawings and Calculations will be submitted to Clark County Planning Department for issuance of a Special Use Permit.

Fee Arrangements: For consideration of services provided and to be provided by the Design Firm and the Client shall cause to have issued to Design Firm Common Stock totaling 600,000 (six hundred thousand) shares of Voyager Entertainment International Incorporated show on the OTC Stock Exchange as VEII. Issuance of Stock shall occur within 10 (ten) days of the date of this agreement.

Special Conditions: Client to pay cost of blueprinting, reproducible and shipping and any other cost directly related to the above mentioned project. Invoice will be submitted for reimbursement. Reimbursements will be billed at cost plus 10% percent handling fee.

Prepared by:   Gary Esters, President A.C.E Architect Inc.
          printed name/title

Offered by:                            Accepted by:

Gary Esters         10-28-02            Richard Hannigan         10-28-02
 signature               date                signature            date


Gary K. Esters, President               Richard Hannigan
printed name/title                    printed name/title


A.C.E Architects Inc., Sparks, NV          Voyager Entertainment
International Inc.
name of design professional firm           name of client

                  TERMS AND CONDITIONS, page 2 of AGREEMENT

The firm shall perform the services outlined in this agreement for the stated fee agreement.

Access To Site:
Unless otherwise stated, the Firm will have access to the site for activities necessary for the performance of the services. The Firm will take precautions to minimize damage due to these activities, but has not included in the fee the cost of restoration of any resulting damage.

Dispute Resolution:
Any claims or disputes made during design, construction or post-construction between the Client and Firm shall be submitted to non-binding mediation. Client and Firm agree to include a similar mediation agreement with all contractors, subcontractors, subconsultants, supplies and fabricators, thereby providing for mediation as the primary method for dispute resolution between parties.

Billing/Payments:
Invoices for the Firm's services shall be submitted, at the Firm's option, either upon completion of such services or on a monthly basis. Invoices shall be payable within 15 days after the invoice date. If the invoice is not paid within 15 days, the Firm may, without waiving any claim or right against the Client, and without liability whatsoever to the Client, terminate the performance of the service. Retainers shall be credited on the final invoice.

Late Payments:
Accounts unpaid 30 days after the invoice date may be subject to a monthly service charge of 1.5% (or the legal rate) on the unpaid balance. In the event any portion or all of an account remains unpaid 60 days after the billing, the Client shall pay all costs of collection, including reasonable attorney's fees.

Indemnification:
The Client shall, to the fullest extent permitted by law, indemnify and hold harmless the Firm, his or her officers, directors, employees, agents and subconsultants from any and against all damage, liability and cost, including reasonable attorney's fees and defense costs, arising out of or in any way connected with the performance by any of the parties above named of the services under this agreement, excepting only those damages, liabilities or costs attributable to the sole negligence or willful misconduct of the Firm.

Certifications:
Guarantees and Warranties: The Firm shall not be required to execute any document that would result in its certifying, guaranteeing and warranting the existence of conditions whose existence the Firm cannot ascertain.


Limitation of Liability:
In recognition of the relative risks, rewards and benefits of the project to both the Client and the Firm, the risks have been allocated such that the Client agrees that, to the fullest extent permitted by law, the Firm's total liability to the Client for any and all injuries, claims, losses, expenses, damages or claim expenses arising out of this agreement from any cause or causes, shall not exceed the architectural fees as stated under section, "Fee arrangement". Such causes include, but are not limited to, the Firm's negligence, errors, omissions, strict liability, breach of contract or breach of warranty. The client agrees to the above terms by signing the acceptance on page 2.

Termination of Services:
This agreement may be terminated by the Client or the Firm should the other fail to perform its obligations hereunder. In the event of termination, the Client shall pay the Firm for all services rendered to the date of termination, all reimbursable expenses, and reimbursable termination expenses.

Ownership of Documents:
Drawings and specifications for this project remain the property of A.C.E Architects, Inc. Copies of these drawings & specifications retained by the client may be utilized only for his use and for occupying the project for which they are prepared and not for the construction of any other project. These drawings may not be reproduced without the expressed written permission
of the Architect.   NRS 623.780

Offered by:                        Accepted by:

Gary Esters               10-28-02      Richard Hannigan         10-28-02
signature          date                  signature               date